March 21, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by the Company and dated March 20, 2014, and we agree with such statements about us in the second, third, and fourth paragraphs.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Sacramento, CA

cc:	Mr. Robert J. McClintock Audit Committee Chairman
Plumas Bancorp 35 S. Lindan Avenue Quincy, California 95971